Exhibit 10.1

90 New Montgomery Street, 9th Floor
San Francisco, CA 94105
(415) 391-8500
Fax (415) 391-8539

September 20, 2011

Seth Hamot, Chairman

Orange 21 Inc.

2070 Las Palmas Drive

Carlsbad, CA 92009

Dear Seth:

RE:	First Amendment to Retainer Agreement between Regent Pacific Management Corporation and Orange 21 Inc.

This First Amendment sets forth certain changes to the Retainer Agreement between Regent Pacific Management Corporation (“Regent Pacific”) and Orange 21 Inc. (the “Company”) dated April 10, 2011 (“Original Retainer Agreement”). Except for the amendments expressly contained herein, the Original Retainer Agreement shall remain in full force and effect.

1. The Paragraph of the Original Retainer Agreement entitled “Term of the Agreement” is hereby amended in its entirety as follows:

“Term of Agreement: The Term of the agreement shall be from Tuesday, April 12 2011 through Monday, January 2, 2012, and in no event may this agreement be cancelled prior to Monday, January 2, 2012.”

2. Additionally, Regent Pacific agrees to provide the Company the option to buy out the non-solicitation provision of the Original Retainer Agreement for Michael D. Angel, only. For a onetime payment to Regent Pacific of $62,500 on or before January 2, 2012, Orange 21 and or Seth Hamot may engage the services of Michael D. Angel (or Angel Accounting & Financial Services, Inc., or any business entity wholly owned by Mr. Angel, collectively the “Angel Affiliates”) in any capacity, directly or indirectly, and for any duration for continued work of any nature at any time after 1/2/12, assuming all payments due under the amended contract have then been paid in full. With the onetime payment of the $62,500, Regent Pacific will provide releases reasonably requested by the Company or Seth Hamot releasing the Angel Affiliates, the Company, and Seth Hamot from the non-solicitation provisions of the Original Retainer Agreement or any other agreement as they would otherwise pertain to Mr. Angel or the Angel Affiliates providing the above-referenced services to the Company after January 2, 2012. This amendment does not pertain to any person other than Mr. Angel and the Angel Affiliates, and the provisions of the Original Retainer Agreement, specifically including the paragraph captioned “Non-Solicitation” remain in full force and effect with respect to all persons other than Mr. Angel. For avoidance of doubt, Angel Affiliates may not employ, or in any capacity otherwise engage the services of, any person who is subject to the non-solicitation provisions discussed above to provide services to the Company during the time employment by the Company of such person would violate such non-solicitation provisions.

Except as set forth above, all other terms and conditions of the Original Retainer Agreement remain in effect.

Very truly yours,

REGENT PACIFIC MANAGEMENT CORPORATION

/s/ Gary J. Sbona
Gary J. Sbona
Chairman

THIS FIRST AMENDMENT IS HEREBY APPROVED AND AGREED TO:

DATED: September 19, 2011

ORANGE 21 INC.

/s/ Seth Hamot
Seth Hamot
Chairman